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                                                                    Exhibit 10.2

                           PATENT LICENSE AGREEMENT


     This Agreement, entered into this 31/st/ day of August, 1998 by and between Fukuda Denshi Co., Ltd., a Japanese corporation having its principal office of business at 39-4, Hongo 3-chome, Bunkyo-ku, Tokyo, Japan ("Licensor") and Data Critical Corporation, a Washington (U.S.A.) corporation having its principal office of business at 2733 152nd Avenue N.E., Redmond, Washington, U.S.A. ("Licensee"),

                                  WITNESSETH

     WHEREAS, Licensor owns a certain U.S. patent relating to an apparatus for alerting doctors; and

     WHEREAS, Licensee desires a license of the Licensor's patent from Licensor to permit Licensee to manufacture, use and sell said apparatus, which Licensor is willing to grant under the terms and conditions hereinafter set forth;

     NOW THEREFORE, Licensor and Licensee agree as follows:

Article 1. Definitions

     1. The term "Patent" means the United State Patent No. 5003984 now owned by Licensor.

     2.   The term "Product" means any apparatus embodying the Patent.

     3. The term "System" means any system for alerting doctors in which one or more Products is or are incorporated.

Article 2. Grant of License

     Licensor hereby grants to Licensee during the term of this Agreement, with a limited right to sublicense or subcontract [*], a non-exclusive license to make, use, offer for sale and sell Products and Systems under the Patent in the United States. Licensee shall promptly provide Licensor with the list of the subcontractors and/or sublicensees which manufacture the Products upon the request of Licensor.


Article 3. [*]

     Except with the prior written approval of Licensor, Licensee shall not, directly or indirectly, [*], nor shall Licensee sell Products to any party who, Licensee knows or has reason to believe, intends to or may [*].

Article 4. Royalty

     1.   In consideration of the license granted to Licensee;

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          (a)  Licensee shall pay to Licensor an initial payment of [*] within
[*] after the execution of this Agreement, and

          (b) During the initial [*] term of this Agreement, Licensee shall pay to Licensor a running royalty of [*] for each System sold by Licensee. For each successive [*] renewal term of this Agreement (as set forth in Article 9 hereof), the parties shall negotiate in good faith to set the running royalty for such renewal term; provided, however, that in no case shall the running royalty be increased more than [*] from the running royalty in effect for the previous [*]term. Systems shall be deemed to be sold when they are invoiced.

     2. The running royalty shall be computed quarterly as of the last days of March, June, September and December of each year during the term of this Agreement and shall be paid to Licensor within thirty days after each of the respective last day of each month mentioned above.

     3. All payments due by Licensee to Licensor under this Agreement shall be made by wire transfer in US dollars to a bank account designated by Licensor.

     4. In case of delay of payment payable hereunder Licensee shall pay to Licensor interest at the rate of [*] per annum on the amount in delay pro rata for each day of delay.

     5. Any payments to be made by Licensee to Licensor under this Agreement shall be [*] for any reason whatsoever.

Article 5. Reports and Records

     1. Licensee shall, at the time of each payment of the running royalty, submit to Licensor a detailed report in relation to the quantity of Products and Systems manufactured, used or sold by Licensee during each three month period in form and substance satisfactory to Licensor.

     2. Licensee shall keep true and accurate records and books of account, and shall permit Licensor or its authorized representative reasonable access to such records and books of account at any time during ordinary business hours for inspection purposes.

Article 6. Tax

     Licensor shall bear the withholding tax legally required to be levied under the US law on the income of Licensor arising under this Agreement. In case Licensee deducts such taxes from the amount due to Licensor, Licensee shall send to Licensor, without delay, a tax receipt certificate showing the payment of such tax by Licensee.

Article 7. Warranty

1. Licensor represents and warrants (i) that it has the right to grant the license in and to the Patent and (ii) that it is not aware of any claim that the Patent infringes upon any other United States patent or other intellectual property right of a third party.

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     2.   Licensor assumes no liability for performance or function of Products manufactured by Licensee and Licensee shall hold Licensor harmless from any claim asserted against Licensor by any third party on Products manufactured by Licensee.

     3. Each party shall promptly inform the other party of any alleged infringement of the Patent by any third party in the United States. Licensor shall have the right to defend or institute suit with respect to any claim of alleged patent infringement through counsel of its own choice. If Licensor fails, within ninety (90) days of learning of an alleged infringement, to secure cessation or the infringement, institute suit against the infringer, or provide to Licensee satisfactory evidence that Licensor is engaged in bona fide negotiation regarding settling the infringement claim, Licensee may assume full right and responsibility, at Licensee's expense and with counsel of Licensee's choice, to secure cessation of the infringement, institute suit against the infringer or enter into settlement negotiations with the infringer. Neither Licensor nor Licensee is obligated under this Article 7.3 to institute a suit against an alleged infringer of the Patent.

Article 8. Confidentiality

     During the term of this Agreement, each party may receive confidential or trade secret information, including information concerning the other party's present and future business, marketing plans, regulatory submissions, product lines, product plans, date testing and research techniques, inventions, processes, practices, trade secrets, and like information (collectively, "Confidential Information") from the other party. Each party agrees to hold in confidence all Confidential Information of the other party and not to disclose or make such Confidential Information available to any third parties without the other party's written permission. Notwithstanding the foregoing, Confidential Information shall not include information that the receiving party can prove:
(i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information and by employees of the receiving party who have not had access to the Confidential Information, as demonstrated by files created at the time of such independent development; (v) becomes known to the receiving party, without restriction, from a source other than the other party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;
(vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or (vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. This Article 8 will survive for a period terminating two (2) years from the date on which Confidential Information is last disclosed under this Agreement.

Article 9. Term of Agreement

     This Agreement shall remain in force for a term of [*] from the date of execution of this Agreement and shall be automatically renewed for successive [*] terms thereafter, unless Licensee
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notifies Licensor at least thirty (30) days prior to the end of any [*] term that Licensee elects to terminate this Agreement; provided, however, that this Agreement shall terminate upon expiration of the Patent.

Article 10. Cancellation

     1. In case there is any breach of this Agreement by either party, the other party may give a notice requesting such party to correct the breach. If the breach is not corrected or settlement is not reached within thirty days after said notice; such party not in breach shall have the right to cancel this Agreement by written notice of cancellation thereafter and any reasonable attorney's fee and other costs for collection shall be indemnified by the party responsible for the breach.

     2. Upon the occurrence of any of the following circumstances, Licensor may [*] terminate this Agreement:

          (a) If Licensee assigns or transfer this Agreement or the rights or the obligations hereunder without the prior written consent of Licensor;

          (b)  If Licensee becomes bankrupt or insolvent;

          (c)  If a receiver for Licensee is appointed;

          (d)  If Licensee goes into liquidation; or

          (e) If there is a change in the control of management of Licensee which materially adversely affects the interest of Licensor.

Article 11. Effect of Termination

     1.   Upon the termination of this Agreement for any reason:

          (a) Licensee shall have a period of [*] to sell all Products and Systems currently in inventory or committed pursuant to a contract or written letter of intent with a third party, and shall thereafter make no further use of the Patent.

          (b) Licensee shall be obliged to make payment of running royalties under Article 4 hereof with regard to any Products sold after the termination of this Agreement according to the subsection a) above, and to furnish written reports relating to such payments.

     2. No termination of this Agreement for any reason shall prejudice the right of Licensor to receive any monies due to it under this Agreement and the rights or remedies of either party in respect of any antecedent breach of this Agreement.

Article 12. Miscellaneous

     1.   No other rights

     No license or right, expressed or implied, shall be granted except as provided herein.

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     2.  Assignment

     Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part by either party without the prior written consent of the other party.

     3.   Notice

     All notices and statements to be given shall be in writing and sent to the respective addresses of the parties as set forth above unless notification of a change of address is given in accordance with this Article. If any such notice shall be deposited in a regularly authorized airmail facility, registered and postage prepaid, such notice shall be deemed to have been reasonably given at the time of such deposit.

     4.   Non Waiver

     Any failure by either party to enforce at any time any terms or conditions of this Agreement shall not be considered a waiver of that party's right to enforce each and every term and condition of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of or default in any of the provisions of this Agreement by Licensee.

     5.   Force Majeure

     Any of the parties hereto shall not be released from its duty for any reason except for force majeure such as war, fire, natural calamities or other causes beyond control of the parties.

     6.   Governing Law

          This Agreement shall be interpreted and construed in accordance with the laws of the State of Washington.

     7.   Entire Agreement and Amendments

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No amendment or supplement hereof shall be effective or binding on either party unless reduced to writing and execute by the duly authorized representatives of both parties.

     8.   Severability

     The invalidity or any part of this Agreement shall not invalidate the whole.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement in duplicate to be executed by its duly authorized officers or representatives as of the date first above written.


                         Licensor:  Fukuda Denshi Co., Ltd.


                                            /s/ Takeyasu Yamamura
                                    ----------------------------------
                                    By     Takeyasu Yamamura

                                    Title  Director


                         Licensee:  Data Critical Corporation


                                    /s/ Jeffrey S. Brown
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                                    By     Jeffrey S. Brown

                                    Title  President/CEO


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